Independent Auditors' Consent
                  -----------------------------


The Shareholders and the Board of Directors of GreenPoint Financial Corp.

We consent to incorporation by reference in the registration statement
(No. 333-   ) on Form S-4 of GreenPoint Financial Corp. of our report dated
January 19, 1996 relating to the consolidated statement of financial condition of GreenPoint Financial Corp. and Subsidiaries as of December
31, 1995 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 1995 and 1994, which report is included in the December 31, 1996 annual report on Form 10-K of GreenPoint Financial Corp. We also consent to the reference to our Firm under the heading "Independent Accountants" in the registration statement.


                                      /s/ KPMG PEAT MARWICK LLP


Jericho, New York
August 19, 1997